PULTEGROUP, INC.
DODD-FRANK CLAWBACK POLICY

Effective October 2, 2023

The Board of Directors (the “Board”) of PulteGroup, Inc. (the “Company”) believes it is desirable and in the best interests of the Company and its shareholders to maintain and enhance a culture focused on diligent, responsible management and that discourages conduct detrimental to the Company. The Board therefore adopted the PulteGroup, Inc. Dodd-Frank Clawback Policy (the “Policy”) effective as of October 2, 2023 (the “Effective Date”). This Policy shall be interpreted to comply with the requirements of United States Securities and Exchange Commission (“SEC”) rules and New York Stock Exchange (“NYSE”) listing standards implementing Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and, to the extent this Policy is in any manner deemed inconsistent with such rules, this Policy shall be treated as retroactively amended to be compliant with such rules. This Policy applies to compensation received on or after the Effective Date, as determined in accordance with Section II. For the avoidance of doubt, compensation received prior to the Effective Date shall remain subject to the Company’s Clawback Policy then in effect.

Section I.    Administration

This Policy will be administered by the Compensation and Management Development Committee of the Board (the “Committee”). The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate or advisable for the administration of this Policy, in all cases consistent with the Dodd-Frank Act. The Committee’s determinations and interpretations shall be final, binding and conclusive. If the conduct of any Director, however, may have been a factor in a restatement of financial statements to which this Policy applies, then (a) this Policy shall be administered and enforced by the Board rather than the Committee, and (b) such Director shall not participate in any discussions, decisions or actions relating to the enforcement of this Policy with respect to such restatement. The Board or Compensation Committee may amend this Policy from time to time in its discretion.

Section II.    Financial Restatement

1.Employees Covered. This Policy applies to any current or former “executive officer,” within the meaning of Rule 10D-1 under the Securities Exchange Act of 1934, as amended, of the Company or a subsidiary of the Company (each such individual, an “Executive”). This Policy shall be binding and enforceable against all Executives and their beneficiaries, executors, administrators, and other legal representatives.

2.Recoupment Upon Financial Restatement. If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a “Financial Restatement”), the Committee shall cause the Company to communicate to each Executive, as promptly as reasonably possible, a demand for the repayment of any erroneously awarded Incentive-Based Compensation, as defined below.

3.No-Fault Recovery. Recoupment under this Policy shall be required regardless of whether the Executive or any other person was at fault or responsible for accounting errors that contributed to the need for the Financial Restatement or engaged in any misconduct.

4.Compensation Subject to Recovery; Enforcement. This Policy applies to all compensation granted, earned or vested based wholly or in part upon the attainment of any financial reporting measure determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure that is derived wholly or in part from such measures, whether or not presented within the Company’s financial statements or included in a filing with the SEC, including stock price and total shareholder return (“TSR”), including but not limited to performance-based cash, stock, options or other equity-based awards paid or granted to the Executive (“Incentive-Based Compensation”). Compensation that is granted, vests or is earned based solely upon the occurrence of non-financial events, such as base salary, restricted stock or options with time-based vesting, or a bonus awarded solely at the discretion of the Board or Committee and not based on the attainment of any financial measure is not Incentive-Based Compensation for purposes of this Policy.

In the event of a Financial Restatement, the amount to be recovered will be the excess of (i) the Incentive-Based Compensation received by the Executive during the three completed fiscal years immediately preceding the date on which the Company is required to prepare the Financial Restatement, as determined in accordance with the last sentence of this paragraph, or any transition period that results from a change in the Company’s fiscal year (as set forth in Section 303A.14(c)(1)(i)(D) of the NYSE Listed Company Manual) (the “Recovery Period”), based on the erroneous data and calculated without regard to any taxes paid or withheld, over (ii) the Incentive-Based Compensation that would have been received by the Executive had it been calculated based on the restated financial information, as determined by the Committee. For this purpose, Incentive-Based Compensation is considered to have been received by an Executive in the fiscal year during which the applicable financial reporting measure was attained or purportedly attained, even if the payment or grant of such Incentive-Based Compensation occurs after the end of that period. The date on which the Company is required to prepare a Financial Restatement is the earlier to occur of (A) the date the Board or a Board committee (or authorized officers of the Company if Board action is not required) concludes, or reasonably should have concluded, that the Company is required to prepare a Financial Restatement or (B) the date a court, regulator, or other legally authorized body directs the Company to prepare a Financial Restatement.

For Incentive-Based Compensation based on stock price or TSR, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in the Financial Restatement, then the Committee shall determine the amount to be recovered based on a reasonable estimate of the effect of the Financial Restatement on the stock price or TSR upon which the Incentive-Based Compensation was received and the Company shall document the determination of that reasonable estimate and provide it to the NYSE.

The Company may use any legal or equitable remedies that are available to the Company to recoup any erroneously awarded Incentive-Based Compensation, including but not limited to by collecting from the Executive cash payments or shares of Company common stock, by forfeiting any unvested cash or equity awards or other amounts that the Company owes the Executive, reduction of future compensation, cancellation of outstanding vested awards and any other recovery permitted by law; provided, however, that such forfeiture of amounts owed shall be limited to the extent consistent with Section 409A of the Internal Revenue Code.
Any action by the Company to recover erroneously awarded Incentive-Based Compensation under this Policy from an Executive shall not, whether alone or in combination with any other action, event or condition, be deemed (i) “good reason” for resignation or to serve as a basis for a claim of constructive termination under any benefits or compensation arrangement applicable to such Executive, or (ii) to constitute a breach of a contract or other arrangement to which such Executive is party.

5.No Indemnification. The Company shall not indemnify any Executive or pay or reimburse the premium for any insurance policy to cover any losses incurred by such Executive under this Policy or any claims relating to the Company’s enforcement of rights under this Policy.

6.Exceptions. The compensation recouped under this Policy shall not include Incentive-Based Compensation received by an Executive (i) prior to beginning service as an Executive or (ii) if he or she did not serve as an Executive at any time during the performance period applicable to the Incentive-Based Compensation in question. The Committee (or a majority of independent directors serving on the Board) may determine not to seek recovery from an Executive under this Policy in whole or part to the extent it determines in its sole discretion that such recovery would be impracticable because (A) the direct expense paid to a third party to assist in enforcing recovery would exceed the recoverable amount (after having made a reasonable attempt to recover the erroneously awarded Incentive-Based Compensation and providing corresponding documentation of such attempt to the NYSE), (B) recovery would violate the home country law that was adopted prior to November 28, 2022, as determined by an opinion of counsel licensed in the applicable jurisdiction that is acceptable to and provided to the NYSE, or (C) recovery would likely cause the Company’s 401(k) plan or any other tax-qualified retirement plan to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Internal Revenue Code of 1986, as amended.

Section III.    General

1.Other Remedies Not Precluded. The exercise by the Committee of any rights pursuant to this Policy shall be without prejudice to any other rights or remedies that the Company, the Board or the Committee may have with respect to any Executive subject to this Policy, including, but not limited to, the PulteGroup, Inc. Misconduct Clawback Policy, and whether arising under applicable law (including pursuant to Section 304 of the Sarbanes-Oxley Act of 2002), regulation or pursuant to the terms of any other policy of the Company, employment agreement, equity award, cash incentive award or other agreement applicable to an Executive. Notwithstanding the foregoing, there will be no duplication of recovery under this Policy and other clawback rights of the Company.

2.Acknowledgment. The Company shall provide notice and seek written acknowledgement of this Policy from each Executive, provided that the failure to provide such notice or obtain such acknowledgement shall have no impact on the applicability or enforceability of this Policy.